Filed Pursuant to Rule 433
                                                         File No.: 333-130755-09


November 8, 2007

UPDATE to the Structural and Collateral Information Free Writing Prospectus dated November 2007 (the "Term Sheet FWP") and the Free Writing Prospectus dated November 2, 2007 (the "November 2 FWP")

Banc of America Commercial Mortgage Inc., Commercial Mortgage Pass-Through Certificates, Series 2007-4 - $2.23B** NEW ISSUE CMBS - Structural and Collateral Update

Collateral Update
-----------------

1. Summary Pool Information. ANNEX I to this Update contains certain updated information concerning the Mortgage Pool.

2. Loan Removal. Loan No. 3407975, with a Cut-off Date Balance of $8,000,000 (which represented 0.4% of the Initial Pool Balance and 0.4% of the Group 1 Balance), which Mortgage Loan is secured by the Mortgaged Property identified on ANNEX A to the November 2 FWP as Ramada Fort Lauderdale Airport / Cruise Port, has been removed from the Mortgage Pool.

Other Matters
-------------

1. Class A-4 Certificates. Morgan Stanley & Co. Incorporated will not act as an underwriter with respect to the Class A-4 Certificates.

The asset-backed securities referred to in these materials, and the asset pools backing them, are subject to modification or revision (including the possibility that one or more classes of securities may be split, combined or eliminated at any time prior to issuance or availability of a final prospectus) and are offered on a "when, as and if issued" basis. You understand that, when you are considering the purchase of these securities, a contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have confirmed the allocation of securities to be made to you; any "indications of interest" expressed by you, and any "soft circles" generated by us, will not create binding contractual obligations for you or us.

Because the asset-backed securities are being offered on a "when, as and if issued" basis, any such contract will terminate, by its terms, without any further obligation or liability between us, if the securities themselves, or the particular class to which the contract relates, are not issued. Because the asset-backed securities are subject to modification or revision, any such contract also is conditioned upon the understanding that no material change will occur with respect to the relevant class of securities prior to the closing date. If a material change does occur with respect to such class, our contract will terminate, by its terms, without any further obligation or liability between us (the "Automatic Termination"). If an Automatic Termination occurs, we will provide you with revised offering materials reflecting the material change and give you an opportunity to purchase such class. To indicate your interest in purchasing the class, you must communicate to us your desire to do so within such timeframe as may be designated in connection with your receipt of the revised offering materials.

The information contained in these materials may be based on assumptions regarding market conditions and other matters as reflected herein. Banc of America Securities LLC and the other underwriters make no representation regarding the reasonableness of such assumptions or the likelihood that any such assumptions will coincide with actual market conditions or events, and these materials should not be relied upon for such purposes. The underwriters and their respective affiliates, officers, directors, partners and employees, including persons involved in the preparation or issuance of these materials, may, from time to time, have long or short positions in, and buy and sell, the securities mentioned herein or derivatives thereof (including options). Information in these materials is current as of the date appearing on the material only. This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement. The information in this free writing prospectus is preliminary and subject to change. Information in these materials regarding any securities discussed herein supersedes all prior information regarding such securities. These materials are not to be construed as an offer to sell or the solicitation of any offer to buy any security in any jurisdiction where such an offer or solicitation would be illegal.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322 or you e-mail a request to dg.prospectus_distribution@bofasecurities.com. The securities may not be suitable for all investors. Banc of America Securities LLC and the other underwriters and their respective affiliates may acquire, hold or sell positions in these securities, or in related derivatives, and may have an investment or commercial banking relationship with the issuer.

IRS CIRCULAR 230 NOTICE: THIS MATERIAL IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, FOR THE PURPOSE OF AVOIDING U.S. FEDERAL, STATE OR LOCAL TAX PENALTIES. THIS MATERIAL IS WRITTEN AND PROVIDED BY THE UNDERWRITERS IN CONNECTION WITH THE PROMOTION OR MARKETING OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN. INVESTORS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

ANNEX I
-----------------------------------------------------------------------------------------------------------------------------------
Loan Number   Loan Name                               Annex Field                 November 2 FWP           Prospectus Supplement
-----------------------------------------------------------------------------------------------------------------------------------
                                                   Existing Additional
3407000       Sawgrass Mills                           Debt Amount                142,352,941.00              717,352,941.00
                                                   Existing Additional      Pari Passu ($132,647,059);  Pari Passu ($687,352,941);
3407000       Sawgrass Mills                         Debt Description           B-Note ($9,705,882)        B-Note ($30,000,000)
3402652       DTI- Coppertree Apartments                % of Pool                       0.3                        0.4
3406656       Station Nine Apartments                   % of Pool                       1.6                        1.7
3406989       Lakeside Mall                             % of Pool                       4.2                        4.3
3407568       Arundel Mills                             % of Pool                       5.7                        5.8
3405799       12th and K - Sacramento                % of Loan Group                    0.5                        0.6
3406312       CVS Portfolio Lousiana                 % of Loan Group                    0.6                        0.7
3406386       Hilton Anatole                         % of Loan Group                    8.9                         9
3406566       La Jolla Executive Tower               % of Loan Group                    5.4                        5.5
3406989       Lakeside Mall                          % of Loan Group                    4.8                        4.9
3407161       Gander Mountain Eden Prairie, MN       % of Loan Group                    0.5                        0.6
3407373       Columbus Park Crossing                 % of Loan Group                    3.3                        3.4
3407568       Arundel Mills                          % of Loan Group                    6.5                        6.6
3406683       Harmon Building                  Tenant Lease Maturity Date 1          8/31/2007                   4/1/2017
3405469       Marrero Shopping Center          Tenant Lease Maturity Date 3          9/30/2007                  9/30/2012